FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-19

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 04/19/21 12:21:56

To: [REDACTED]
Subject: NEW ISSUE CMBS: WFCM 2021-C59 *PUBLIC ANNOUNCEMENT*

WFCM 2021-C59 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $715.568 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
UBS SECURITIES LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

CLASS	FITCH/KBRA/S&P	SIZE($MM)^	C/E	WAL	CUM LTV	NOI DY
A-1	AAAsf/AAA(sf)/AAA(sf)	20.628	30.000%	2.57	40.8%	15.2%
A-2	AAAsf/AAA(sf)/AAA(sf)	16.497	30.000%	4.78	40.8%	15.2%
A-3	AAAsf/AAA(sf)/AAA(sf)	23.471	30.000%	6.94	40.8%	15.2%
A-SB	AAAsf/AAA(sf)/AAA(sf)	24.310	30.000%	6.79	40.8%	15.2%
A-4*	AAAsf/AAA(sf)/AAA(sf)	229.920	30.000%	9.53	40.8%	15.2%
A-5*	AAAsf/AAA(sf)/AAA(sf)	239.123	30.000%	9.90	40.8%	15.2%
X-A	AAAsf/AAA(sf)/AAA(sf)	553.951	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/A-(sf)	131.563	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/AAA(sf)	54.405	23.125%	9.94	44.8%	13.8%
B	AA-sf/AA(sf)/AA(sf)	39.567	18.125%	9.94	47.7%	13.0%
C	A-sf/A(sf)/A-(sf)	37.590	13.375%	9.94	50.5%	12.3%

NON-OFFERED
X-D	BBB-sf/BBB-(sf)/NR	43.524	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	24.729	10.250%	9.94	52.3%	11.8%
E	BBB-sf/BBB-(sf)/NR	18.795	7.875%	9.94	53.7%	11.5%

^Offered sizes net of RR

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$826,053,066
NUMBER OF LOANS:	63
NUMBER OF PROPERTIES:	99
WA CUT-OFF LTV:	58.3%
WA BALLOON LTV:	53.9%
WA U/W NCF DSCR:	2.36x
WA U/W NOI DEBT YIELD:	10.6%
WA MORTGAGE RATE:	3.968%
TOP TEN LOANS %:	45.0%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	355
WA SEASONING (MOS):	3

LOAN SELLERS:	AREF(26.4%), LMF(18.8%), WFB(17.8%), UBS AG(13.1%), BSPRT(12.4%), BARCLAYS (11.5%)

TOP 3 PROPERTY TYPES:	OFFICE(36.2%), RETAIL(16.3%), INDUSTRIAL(15.7%)

TOP 5 STATES:	CA(17.1%), PA(10.9%), MI(10.1%), NY(8.3%), WA(5.9%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	ARGENTIC SERVICES COMPANY LP

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES INCOME USA LLC

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	TODAY
PRESALE REPORTS:	TODAY/TOMORROW
ANTICIPATED PRICING:	WEEK OF APRIL 19, 2021
ANTICIPATED SETTLEMENT:	MAY 5, 2021

THIRD PARTY PASSWORDS

BBG and Trepp:

Dealname: WFCM 2021-C59

Password: 2021C59

Intex:

Dealname: WFC21C59

Password: 72resb5jjks5pqvsl1u1z

CONFERENCE CALLS: UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.